Exhibit 11
                                                                      ----------

                           KIRKPATRICK & LOCKHART LLP
                         1800 MASSACHUSETTS AVENUE, N.W.
                                    2ND FLOOR
                           WASHINGTON, D.C. 20036-1800

                            TELEPHONE (202) 778-9000
                            FACSIMILE (202) 778-9100
                                   www.kl.com

                               January 22, 1999

Combination Stock & Bond Funds, Inc.
7800 E. Union Avenue
Denver, Colorado 80237


Ladies and Gentlemen:

     You have requested our opinion as to certain matters regarding the issuance by INVESCO Combination Stock & Bond Funds, Inc. (formerly INVESCO Flexible Funds, Inc., formerly INVESCO Multiple Asset Funds, Inc.) ("Company"), a corporation organized under the laws of the State of Maryland, of shares of common stock (the "Shares") of INVESCO Balanced Fund ("Balanced Fund"), a series of the Company, pursuant to a Plan of Reorganization and Termination ("Plan") by the Company on behalf of its series Balanced Fund and INVESCO Multi-Asset Allocation Fund ("Multi-Asset Allocation Fund"). Under the Plan, Balanced Fund would acquire the assets of Multi-Asset Allocation Fund in exchange for the Shares and the assumption by Balanced Fund of Multi-Asset Allocation Fund's liabilities. In connection with the Plan, the Company is about to file a Registration Statement on Form N-14 (the "N-14") for the purpose of registering the Shares under the Securities Act of 1933, as amended ("1933 Act"), to be issued pursuant to the Plan.

     We have examined originals or copies believed by us to be genuine of the Company's Articles of Incorporation and By-Laws, minutes of meetings of the Company's board of directors, the form of Plan, and such other documents relating to the authorization and issuance of the Shares as we have deemed relevant. Based upon that examination, we are of the opinion that the Shares being registered by the N-14 may be issued in accordance with the Plan and the Company's Articles of Incorporation and By-Laws, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the distribution of securities, and when so issued, those Shares will be legally issued, fully paid and non-assessable.

     We hereby consent to this opinion accompanying the Form N-14 that the Company plans to file with the Securities and Exchange Commission and to the reference to our firm under the caption "Miscellaneous -- Legal Matters" in the Prospectus/Proxy Statement filed as part of the Form N-14.


                                Sincerely yours,

                                /s/ Kirkpatrick & Lockhart LLP
                                KIRKPATRICK & LOCKHART LLP